Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2025, relating to the consolidated financial statements of Belpointe PREP, LLC for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of Belpointe PREP, LLC for the year ended December 31, 2025.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

March 19, 2026